Exhibit 99


DARDEN RESTAURANTS
Red Lobster(R) Olive Garden(R) Bahama Breeze(R) Smokey Bones(R)
         www.darden.com
                                                             NEWS/INFORMATION
                                                             Corporate Affairs
                                                             P.O. Box 593330
                                                             Orlando, FL  32859

                              Contacts: (Analysts) Matthew Stroud (407) 245-6458
                                        (Media) Jim DeSimone(407) 245-4567
FOR RELEASE
December 15, 2005
4:30 PM ET

                DARDEN RESTAURANTS REPORTS SECOND QUARTER DILUTED
           NET EARNINGS PER SHARE OF 35 CENTS, UP 35% FROM PRIOR YEAR;
                    RAISES ANNUAL OUTLOOK FOR EARNINGS GROWTH

ORLANDO, FL, December 15 - Darden Restaurants, Inc. (NYSE:DRI) today reported sales of $1.33 billion for the second quarter ended November 27, 2005, and quarterly diluted net earnings per share of 35 cents, up 35% from prior year.

"Our strong financial results for the quarter reflect excellent operating momentum across most of our businesses," said Clarence Otis, Darden's Chairman and Chief Executive Officer. "Olive Garden and Red Lobster enjoyed industry-leading same-restaurant sales growth, which speaks to the power of those brands and the quality job their teams do every day. That combination - great brands and great operations - is critical. And, our emerging businesses, Bahama Breeze and Smokey Bones, also continue to strengthen operationally. As they do so, they are working to develop brands that are as compelling and durable as Olive Garden and Red Lobster. The entire Company is working on the right things and we have the right people in place - dedicated and talented people - so we expect continued momentum throughout the balance of this fiscal year. With competitively superior people and continued focus on nourishing and delighting everyone we serve, we will achieve our ultimate goal, which is to be the best in casual dining, now and for generations."

Highlights for the quarter ended November 27, 2005, include the following:

o Net earnings in the second quarter were $55.1 million, or 35 cents per diluted share, on sales of $1.33 billion. Last year, net earnings were $43.0 million, or 26 cents per diluted share, on sales of $1.23 billion.

o    Total sales of $1.33 billion represent a 7.8% increase over prior year.

o Olive Garden achieved its 45th consecutive quarter of U.S. same-restaurant sales growth with a 6.4% increase.

o Red Lobster reported U.S. same-restaurant sales growth of 2.7% for the quarter.


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o    The Company continued its share  repurchases,  buying back over 1.7 million shares of its common stock in the quarter.

o The Company reported that it now expects diluted net earnings per share growth for fiscal year 2006 of 15% to 20%, an increase from the previously expected low double-digit growth.

Operating Highlights

OLIVE GARDEN'S total second quarter sales of $618.4 million were 9.6% above prior year, driven by a U.S. same-restaurant sales increase of 6.4% and revenue from 21 net new restaurants in operation versus last year. This is the 45th consecutive quarter of same-restaurant sales growth for Olive Garden and builds on a 5.5% increase in the second quarter of last year. The company's increased sales, combined with lower food and beverage costs, selling, general and administrative expenses and depreciation expenses as a percent of sales, more than offset increased restaurant labor costs and restaurant expenses as a percent of sales. Olive Garden had record second quarter operating profit that also represented double-digit operating profit growth over last year.

RED LOBSTER'S total second quarter sales of $588.8 million were 3.4% above prior year, reflecting a U.S. same-restaurant sales increase of 2.7%. The company's increased sales and lower food and beverage costs, restaurant expenses, selling, general and administrative expenses and depreciation expenses as a percent of sales more than offset higher restaurant labor costs as a percent of sales. Red Lobster had record second quarter operating profit that also represented very strong double-digit operating profit growth over last year.

BAHAMA BREEZE'S second quarter sales totaled $36.3 million, a 1.9% increase from prior year. Same-restaurant sales also increased 1.9% in the second quarter, primarily because of higher guest counts than last year as the company continued to successfully implement key elements of its turnaround plan.

SMOKEY BONES second quarter sales of $77.3 million were 31% above prior year primarily because of 34 more restaurants in operation, including seven restaurants that were opened during the second quarter, and despite a same-restaurant sales decline of 8.5%. Restaurant level operating profit increased 40% as a result of the increased number of restaurants in operation combined with lower food and beverage costs and restaurant expenses as a percent of sales, offset partially by increased restaurant labor costs as a percent of sales.

"We made tremendous operating and strategic progress this quarter," said Drew Madsen, President and Chief Operating Officer of Darden. "Red Lobster and Olive Garden both delivered strong quarterly same-restaurant sales and operating profit growth. In addition, Red Lobster continued to strengthen its guest satisfaction and operating margins - both of which are now at record levels - while Olive Garden continued to lay the foundation for accelerated new restaurant growth. Bahama Breeze also made additional progress on key elements of its turnaround plan, and its recent sales strength is evidence of that. At Smokey Bones there was greater sales weakness than we had anticipated this quarter. While it was a challenging environment, we also recognize that Smokey Bones' brand positioning needs further refinement to broaden consumer appeal. As we do that, we have a good foundation to build upon because Smokey Bones' current guests continue to rate their experience very highly. While we work to broaden the appeal, we will moderate the pace of new restaurant openings at Smokey Bones' in fiscal 2007."

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Other Actions

Darden continued the buyback of its common stock, purchasing over 1.7 million shares in the second quarter. Since commencing its share repurchases in December 1995, the Company has repurchased 126.4 million shares under authorizations totaling 137.4 million shares.


Fiscal November 2006 U.S. Same-Restaurant Sales Results

Darden reported U.S. same-restaurant sales for the four-week fiscal November ended November 27, 2005. This period is the last month of Darden's fiscal 2006 second quarter.

Same-restaurant sales at Olive Garden were up approximately 6% for fiscal November. The increase reflected a 3% to 4% increase in guest counts and a 2% to 3% increase in check average. The check average increase was a result of an approximate 2% increase in pricing and a 0% to 1% increase from menu mix changes. Last year, Olive Garden had a 4% to 5% increase in same-restaurant sales for fiscal November.

Same-restaurant  sales at Red  Lobster  increased  approximately  3% for  fiscal
November. This reflected an approximate 1% increase in guest counts and a 2% increase in check average due primarily to pricing. Last year, Red Lobster had an approximate 2% increase in same-restaurant sales for fiscal November.


Fiscal 2006 Outlook

The Company revised upward its sales and earnings guidance for fiscal 2006. The Company now expects diluted net earnings per share growth for fiscal 2006 to be in the 15% to 20% range based on its expectation of combined U.S. same-restaurant sales growth of 4% to 5% for Red Lobster and Olive Garden, and new unit growth of approximately 4%.


Forward-looking statements in this news release are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain
important factors could cause results to differ materially from those anticipated by the forward-looking statements including the impact of intense competition, changing economic or business conditions, the price and availability of food, ingredients and utilities, labor and insurance costs, increased advertising and marketing costs, higher-than-anticipated costs to open or close restaurants, litigation, unfavorable publicity, a lack of suitable locations, government regulations, a failure to achieve growth objectives, weather and other factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.






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                            DARDEN RESTAURANTS, INC.
                              NUMBER OF RESTAURANTS

        11/27/05                                                        11/28/04
        --------                                                        --------
             647               Red Lobster USA                              649
              31               Red Lobster Canada                            31
          ------               ------------------                        ------
             678               Total Red Lobster                            680

             562               Olive Garden USA                             541
               6               Olive Garden Canada                            6
          ------               -------------------                       ------
             568               Total Olive Garden                           547

              32               Bahama Breeze                                 32

             117               Smokey Bones                                  83

               3               Seasons 52                                     1
          ------                                                         -------

           1,398               Total Restaurants                          1,343






                            DARDEN RESTAURANTS, INC.
                   SECOND QUARTER FY 2006 FINANCIAL HIGHLIGHTS
                      (In millions, except per share data)
                                   (Unaudited)


                                                        13 Weeks Ended                 26 Weeks Ended
                                                        --------------                 --------------

                                                   11/27/2005     11/28/2004      11/27/2005     11/28/2004
                                                   ----------     ----------      ----------     ----------
Sales                                              $ 1,325.1      $ 1,229.4       $  2,734.3     $  2,508.0

Net earnings                                       $    55.1      $    43.0       $    140.6     $    114.0

Net earnings per share:
  Basic                                            $    0.37      $    0.27       $     0.93     $     0.73
  Diluted                                          $    0.35      $    0.26       $     0.89     $     0.70

Average number of common shares outstanding:
  Basic                                                149.6          156.8            151.4          157.2
  Diluted                                              156.2          163.4            158.3          163.4






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                            DARDEN RESTAURANTS, INC.
                       CONSOLIDATED STATEMENTS OF EARNINGS
                      (In thousands, except per share data)
                                   (Unaudited)


                                                      13 Weeks Ended                 26 Weeks Ended
                                                      --------------                 --------------

                                                 11/27/2005     11/28/2004     11/27/2005     11/28/2004
                                                 ----------     ----------     ----------     ----------
Sales                                           $ 1,325,093    $ 1,229,373     $ 2,734,260    $ 2,508,017
Costs and expenses:
  Cost of sales:
     Food and beverage                              389,575        368,036         808,770        759,457
     Restaurant labor                               440,956        400,714         890,115        806,530
     Restaurant expenses                            215,081        202,287         429,775        397,304
       Total cost of sales (1)                  $ 1,045,612    $   971,037     $ 2,128,660    $ 1,963,291
  Selling, general and administrative               132,181        130,785         265,216        245,365
  Depreciation and amortization                      54,761         53,176         108,899        105,936
  Interest, net                                      11,670         11,007          22,618         21,971
       Total costs and expenses                 $ 1,244,224    $ 1,166,005     $ 2,525,393    $ 2,336,563
Earnings before income taxes                         80,869         63,368         208,867        171,454
Income taxes                                        (25,812)       (20,393)        (68,296)       (57,467)
Net earnings                                    $    55,057    $    42,975     $   140,571    $   113,987

Net earnings per share:
  Basic                                         $      0.37    $      0.27     $      0.93    $      0.73
  Diluted                                       $      0.35    $      0.26     $      0.89    $      0.70


Average number of common shares outstanding:
  Basic                                             149,600        156,800         151,400        157,200
  Diluted                                           156,200        163,400         158,300        163,400

(1) Excludes restaurant depreciation and
    amortization as follows:                    $    50,600    $    49,486     $   101,020    $    98,705


















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                            DARDEN RESTAURANTS, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                   (Unaudited)

                                                   11/27/2005          5/29/2005
ASSETS
Current assets:
   Cash and cash equivalents                       $    72,536      $    42,801
   Short-term investments                               10,000               --
   Receivables                                          38,066           36,510
   Inventories                                         247,353          235,444
   Prepaid expenses and other current assets            31,723           28,927
   Deferred income taxes                                63,613           63,584
       Total current assets                        $   463,291      $   407,266
Land, buildings and equipment                        2,404,948        2,351,454
Other assets                                           187,270          179,051
       Total assets                                $ 3,055,509      $ 2,937,771

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                $   209,767      $   191,197
   Accrued payroll                                     102,637          114,602
   Accrued income taxes                                 43,993           52,404
   Other accrued taxes                                  41,558           43,825
   Unearned revenues                                    81,086           88,472
   Current portion of long-term debt                   149,988          299,929
   Other current liabilities                           259,522          254,178
       Total current liabilities                   $   888,551      $ 1,044,607
Long-term debt, less current portion                   645,830          350,318
Deferred income taxes                                  103,821          114,846
Deferred rent                                          134,841          130,872
Other liabilities                                       27,676           24,109
       Total liabilities                           $ 1,800,719      $ 1,664,752

Stockholders' equity:
   Common stock and surplus                        $ 1,758,851      $ 1,703,336
   Retained earnings                                 1,516,471        1,405,754
   Treasury stock                                   (1,968,849)      (1,784,835)
   Accumulated other comprehensive income (loss)        (1,911)          (8,876)
   Unearned compensation                               (49,283)         (41,685)
   Officer notes receivable                               (489)            (675)
       Total stockholders' equity                  $ 1,254,790      $ 1,273,019
       Total liabilities and stockholders' equity  $ 3,055,509      $ 2,937,771



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